AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 2007

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DYAX CORP.

(Exact name of registrant as specified in its charter)

Delaware	04-3053198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Technology Square, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

1998 Employee Stock Purchase Plan

(Full title of the plan)

Henry E. Blair
Chairman Chief Executive Officer and President
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139
(Name and address of agent for service)

(617) 225-2500
(Telephone number, including area code, of agent for service)

Copy to:

Nathaniel S. Gardiner, Esq.
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
(617) 239-0100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, $.01 par value per share(1)	300,000 shares	$3.94	$1,182,000	$36.29

(1)             Includes associated purchase rights which currently are evidenced by certificates for shares of Dyax Corp. Common Stock, and automatically trade with such shares.

(2)             Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional Common Stock.

(3)             Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low asked prices of the registrant’s common stock on September 17, 2007 as reported on The Nasdaq Global Market.

(4)             This Registration Statement registers an additional 300,000 shares issuable under our Amended and Restated 1998 Employee Stock Purchase Plan (the “1998 Plan”).  We have previously registered 400,000 shares issuable under the 1998 Plan (200,000 shares under Registration No. 333-105842, 102,200 shares under Registration No. 333-97527 and 97,800 shares under Registration No. 333-49856).

STATEMENT REGARDING INCORPORATION BY REFERENCE
FROM EFFECTIVE REGISTRATION STATEMENTS

This Registration Statement registers additional securities of the same class as other securities for which registration statements filed on Form S-8 relating to our Amended and Restated 1998 Employee Stock Purchase Plan (the “1998 Plan”) are already effective.  Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the registration statements we filed on Forms S-8 (File Nos. 333-49856, 333-97527 and 333-105842) with the Securities and Exchange Commission on November 13, 2000, August 1, 2002, and June 5, 2003 in their entirety and including exhibits thereto, relating to the registration of 97,800, 102,200, 200,000 shares of our Common Stock, $0.01 par value per shares, respectively, authorized for issuance under the 1998 Plan.  This Registration Statement provides for the registration of an additional 300,000 shares of our Common Stock authorized for issuance under the 1998 Plan pursuant to an amendment to the 1998 Plan adopted by our stockholders on May 17, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.    Exhibits.

See Exhibit Index immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on September 17, 2007.

DYAX CORP.

By:	/s/ Henry E. Blair
Henry E. Blair
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Dyax Corp., hereby severally constitute and appoint Henry E. Blair, Stephen S. Galliker and Ivana Magovcevic-Liebisch, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Dyax Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Henry E. Blair	Chief Executive Officer, President and Chairman	September 17, 2007
Henry E. Blair	of the Board of Directors (Principal Executive
Officer)

/s/ Stephen S. Galliker	Executive Vice President, Finance and Chief	September 17, 2007
Stephen S. Galliker	Financial Officer (Principal Financial and
Accounting Officer)

/s/ Constantine E. Anagnostopoulos	Director	September 17, 2007
Constantine E. Anagnostopoulos

/s/ Susan Bayh	Director	September 17, 2007
Susan Bayh

/s/ James W. Fordyce	Director	September 17, 2007
James W. Fordyce

/s/ Mary Ann Gray	Director	September 17, 2007
Mary Ann Gray

/s/ Thomas L. Kempner	Director	September 17, 2007
Thomas L. Kempner

/s/ Henry R. Lewis	Director	September 17, 2007
Henry R. Lewis

/s/ David J. McLachlan	Director	September 17, 2007
David J. McLachlan

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1

Amended and Restated Certificate of Incorporation of the Company.  Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended June 30, 2004 and incorporated herein by reference.

4.2

Amended and Restated By-laws of the Company. Filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended September 30, 2000 and incorporated herein by reference.

4.3

Certificate of Designations Designating the Series A Junior Participating Preferred Stock of the Company. Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-24537) filed with the Commission on June 27, 2001 and incorporated herein by reference.

4.4

Rights Agreement dated June 27, 2001, by and between American Stock Transfer and Trust Company, as Rights Agent, and the Company. Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 000-24537) and incorporated herein by reference.

5.1	Opinion of Edwards Angell Palmer & Dodge LLP as to the legality of the securities registered hereunder. Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Filed herewith.

23.2	Consent of Edwards Angell Palmer & Dodge LLP. Included in its opinion filed as Exhibit 5.1.

24.1	Power of Attorney (included in the signature page hereto).